Contact:
David Chemerow
Chief Financial Officer
comScore, Inc.
(703) 438-2020
dchemerow@comscore.com

comScore, Inc. Receives Expected Notification of Additional Deficiency from Nasdaq
Related to Delayed Quarterly Report on Form 10-Q
RESTON, VA - November 21, 2016 - comScore, Inc. (NASDAQ: SCOR) previously announced that it was delaying the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (the “Form 10-Q”).
In connection with the delayed Form 10-Q, on November 15, 2016, comScore received a notice of additional deficiency from the Nasdaq Listing Qualifications Department staff (the “Staff”) stating that because comScore had not filed the Form 10-Q, that delinquency serves as an additional non-compliance event of Nasdaq’s continued listing rules, specifically with Nasdaq Listing Rule 5250(c)(1).
As previously disclosed, comScore received a Staff Determination letter from the Staff on September 1, 2016 notifying comScore that, since it had not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016 (together, the “Reports”), comScore’s common stock was subject to immediate delisting from The Nasdaq Global Select Market unless comScore requested a hearing with a Nasdaq Hearings Panel (the “Panel”). comScore requested such a hearing, and the Panel subsequently determined to continue comScore’s listing pursuant to an exception through February 23, 2017. The Panel’s decision requires comScore to inform the Panel by February 23, 2017 that comScore has filed all the Reports, which would presumably include the Form 10-Q. The Panel decision also requires comScore to notify the Panel immediately in the event that it is determined that the comScore will not satisfy the February 23, 2017 deadline, should an event occur that would substantially jeopardize comScore’s ability to meet that date or if any other significant events occur before February 23, 2017. The Panel will consider the latest notice of additional deficiency regarding the Form 10-Q in connection with its decision. While comScore is working as expeditiously as possible to regain compliance with Nasdaq’s filing requirement by February 23, 2017, no assurances can be provided that comScore will be able to do so, or that the Panel will leave its decision in place.

About comScore
comScore (Nasdaq: SCOR) is the cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016 to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.

Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including, without limitation, comScore’s expectations as to its ability to regain compliance with the Nasdaq continued listing standards and that the Panel will continue to permit comScore’s exception to the Nasdaq Listing Rules. These statements involve risks and uncertainties that could cause comScore’s actual results to differ materially, including, but not limited to: the discovery of additional information relevant to the internal review; the conclusions of comScore’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal review; the timing of the review by, and the conclusions of, comScore’s independent registered public accounting firm regarding the internal review and comScore’s financial statements; the risk that the completion and filing of the Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 and the Annual Report on Form 10-K for the year ended December 31, 2015 will take longer than expected; and the risk that comScore will be unable to meet the listing standards for the Nasdaq market.

For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and other filings comScore makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site ( http://www.sec.gov ).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.